Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
WOR - Q3 2017 Worthington Industries Inc Earnings Call

EVENT DATE/TIME: MARCH 30, 2017 / 02:30PM GMT

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MARCH 30, 2017 / 02:30PM GMT, WOR - Q3 2017 Worthington Industries Inc Earnings Call

CORPORATE PARTICIPANTS

B. Andrew Rose Worthington Industries, Inc. - CFO and EVP

Catherine Mayne Lyttle Worthington Industries, Inc. - VP of Communications & IR

John P. McConnell Worthington Industries, Inc. - Chairman of the Board and CEO

Mark A. Russell Worthington Industries, Inc. – President and COO

CONFERENCE CALL PARTICIPANTS

Charles Allen Bradford Bradford Research, Inc. - President and Analyst

John Charles Tumazos John Tumazos Very Independent Research, LLC - President and CEO

Martin John Englert Jefferies LLC, Research Division - Equity Analyst

Philip Ross Gibbs KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

PRESENTATION

Operator

Good morning, and welcome to the Worthington Industries Third Quarter Fiscal 2017 Earnings Conference Call. (Operator Instructions) This conference is being recorded at the request of Worthington Industries. If anyone objects, you may disconnect at this time.

I'd like to introduce Ms. Cathy Lyttle, Vice President of Corporate Communications and Investor Relations. Ms. Lyttle, you may begin.

Catherine Mayne Lyttle - Worthington Industries, Inc. - VP of Communications & IR

Good morning. Thanks for joining us on our third quarter earnings call. This is a reminder that certain statements we make today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties and could cause actual results to differ from those suggested.

We released our earnings yesterday after market close. You can review it for more detail on those factors that could cause actual results to differ materially. We are recording this call and it will be made available later on our website.

On the call today are Chairman and CEO, John McConnell; President and COO, Mark Russell; Executive Vice President and CFO, Andy Rose.

John will start us off.

John P. McConnell - Worthington Industries, Inc. - Chairman of the Board and CEO

Cathy, thank you, and thank you all for joining us this morning. Our third quarter was very good. It was not a record like the first and second quarters, but very good. In fact, it was our second best third quarter in our 62-year history. And more noteworthy, it achieved our primary goal of improving on a year-over-year basis. This performance placed us in great position to finish fiscal 2017 in record fashion. So let's begin with the details of the quarter starting with Andy Rose.

B. Andrew Rose - Worthington Industries, Inc. - CFO and EVP

Thanks, John, and good morning, everyone. The company delivered another solid quarter with earnings per share of $0.57, excluding restructuring, up $0.09 or 19% from the prior year. We saw strong performance from Steel Processing, modest improvement at Cylinders and Engineered Cabs and a modest decline in joint venture income. Strength in automotive and construction was offset by continued weakness in oil and gas and agriculture.

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Several unique items in Q3 were as follows. Inventory holding losses were $3 million or $0.03 per share as compared to a loss of $9.4 million or $0.09 per share in the prior year quarter. Restructuring charges of $1.4 million were primarily related to plant moves in Pressure Cylinders. Our current annual effective tax rate is 27.2% this quarter, down from 29.6% last year. The decrease is driven by excess tax benefits from stock compensation expense.

Cylinders operating income, excluding restructuring, was up $3.2 million or 40% to $11.1 million. Strength in consumer products margins drove the improvement, while Oil & Gas equipment -- while the Oil & Gas equipment market continues to be a drag on profitability. However, we are seeing green shoots as revenue and bookings have increased modestly over the past several months.

Steel Processing operating income was up $3.9 million, excluding restructuring from the prior year quarter, to $26.2 million. Inventory holding losses for the quarter were $3 million as steel prices softened modestly in the final months of the calendar year.

Recent increases in flat steel pricing will likely flip that to inventory holding gains during the upcoming quarter assuming the trend holds. The business continues to benefit from strong toll volumes and expanded margins in the coated business, but higher manufacturing expenses due to production startup issues in our laser welding business and higher health care expense are offsetting these gains.

Revenue in Engineered Cabs was down 8% to $23.5 million. Excluding restructuring, operating losses were $1.8 million, a $1.8 million improvement over the same quarter a year ago. Reductions in operating costs and SG&A drove the improvement.

Equity income from our joint ventures during the quarter was down $2.3 million overall. ClarkDietrich continues to perform well earning $2.8 million for us during the quarter, an improvement of $1.5 million.

Serviacero and ArtiFlex were softer, the former driven by foreign currency fluctuations and taxes. We received dividends from JVs of $21.4 million during the quarter for a 94% cash conversion on equity income.

Cash from operations was $103 million for the quarter, but was held down by seasonal increase in receivables. We spent $21 million on capital projects, distributed $13.4 million in dividends and didn't repurchase any stock during the quarter.

Yesterday, the board declared a $0.20 per share dividend for the third quarter payable in June 2017. That was essentially flat from the prior quarter at $577 million and down $32 million year-over-year. Interest expense was essentially flat at $8 million.

Trailing 12-month adjusted EBITDA is now $402 million. We have a consolidated cash of $227 million and almost $600 million available under our revolving credit facilities.

Our net debt-to-EBITDA leverage ratio is now under 1x. We continue to be quite pleased with the overall performance of the company despite a few difficult end markets. The rollout of Transformation 2.0 continues to go well with lean activities driving improvements across all aspects of our business, including the back-office functions.

The success that we achieved in improving the performance of our Steel Company is now beginning to be replicated in Pressure Cylinders and elsewhere. While still early in its implementation, we are quite optimistic that the coming quarters and years will result in meaningful improvements in margins, return on capital and growth for our company as Transformation 2.0 becomes part of our daily routine. We are proud of our employees who seem to be embracing change and working hard to drive improvements.

Mark will now discuss operations.

Mark A. Russell - Worthington Industries, Inc. – President and COO

Thanks, Andy. In Steel Processing, direct shipments declined 1%, and tolling was down 5% compared to last year. If you combine direct and toll, overall volume was down 2%. The mix of direct versus toll was 61-39 this year compared to 60-40 last year.

Comparable Metals Service Center Institute data shows a very slight increase in direct industry shipments for the comparable period. For accurate comparisons, all these numbers exclude WSP, which was unconsolidated in last year's numbers.

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Looking at Steel's quarter by market. Agriculture was up 11% this year, which was a very welcome improvement after the multiyear downward trend there. And in Construction, it was up 5% and it remains strong. Detroit Three automotive shipments were flat. Our weakest market was heavy trucks. It was down 16%.

Our steel joint ventures are starting to see the benefit of our recent investments in our new Tailor Welded Blank facilities and in additional capacity at Serviacero. Our partner in Tailor Welded Blanks, which was [Wuhan] Iron and Steel, merged with Baosteel to become Baosteel during the quarter.

TWB began full production of lightweight hot formed tailor blanks in Puebla, Mexico. While recent investments in Antioch, Tennessee and Glasgow, Kentucky both ramped up to full production in the quarter.

At Serviacero, direct shipments were up 5% compared to last year. And finally, our ZNW venture in China continues to ramp up with trial orders being produced for target customers there.

In our Pressure Cylinders business, oil & gas equipment revenue was down 11% compared to last year. But as Andy noted, the volume has increased modestly there in recent months. In our industrial products group, which now includes our cryogenics business, revenue was down 4% mostly related to seasonal differences.

Alternative fuels revenue was up slightly. And in consumer products, revenue was up 6% on higher shipments of helium cylinders and camping cylinders. The higher helium sales volume continues to be driven by our successful in-store promotions. We continue to add people with outstanding experience and capability to the growing consumer products team.

In Engineered Cabs, low demand for off-highway equipment continues with the exception of the construction market although there are early signs of increased activity in energy and mining markets.

Our non-steel joint ventures generally were flat to slightly lower compared to last year. Though, WAVE, which is our largest JV, saw volume increases across all regions with strength in Europe probably related to buying ahead of recently announced price increases there.

The rollout of the 2.0 version of our Transformation continues on track across the company. We've seen strong results so far in our Steel Company, where our original Transformation first reached critical mass about 8 years ago as they continue to push back the edge of what's possible there. And we're enthused to see the beginning of transformational improvements across the rest of the company, including in our Cylinders business, in our joint ventures and even in our corporate support functions.

There's great energy in the spread of Transformation 2.0 work as we accelerate the deployment of more teams, expand our abilities, move more quickly and reach deeper into the business.

John, back to you.

John P. McConnell - Worthington Industries, Inc. - Chairman of the Board and CEO

Well, thank you, both. At this point, we're happy to take any questions that you might have.

QUESTION AND ANSWER

Operator

(Operator Instructions) And first question will come from Phil Gibbs with KeyBanc Capital Markets.

Philip Ross Gibbs - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

Just have a -- I had a question on the revenue and bookings and the green shoots that you mentioned, Andy, in Cylinders. What was that predominantly related to?

B. Andrew Rose - Worthington Industries, Inc. - CFO and EVP

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MARCH 30, 2017 / 02:30PM GMT, WOR - Q3 2017 Worthington Industries Inc Earnings Call

There's more activity in the eastern part of the country related to natural gas drilling, so the Marcellus and Utica areas. Phil, we have a couple facilities here in Ohio that service that -- those regions. There's also activity out west, where it's more oil plays, but that activity isn't quite as robust.

Philip Ross Gibbs - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

Okay, I appreciate that. And Mark, on the side of the tolling business relative to last quarter, I think it was down -- the volumes were down 10% to 15% versus last quarter. I know there's some seasonality, but what was that driver related to?

Mark A. Russell - - Worthington Industries, Inc. – President and COO

The tolling portion of our business that was off most significantly was in galvanizing. Our toll pickling business was actually stronger relatively.

Philip Ross Gibbs - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

Okay. And then in terms of the end market, is that essentially automotive? Or is that automotive construction and kind of a mix of markets? What was the biggest end market?

Mark A. Russell - - Worthington Industries, Inc. – President and COO

It is mostly automotive there.

Philip Ross Gibbs - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

Okay. And last question, Andy. On the $3 million of hedging -- excuse me, in FIFO losses, was there any mark-to-market hedge offset to that?

B. Andrew Rose - Worthington Industries, Inc. - CFO and EVP

Yes. I mean, there was negative mark -- there was a little bit of negative mark to market, but nothing significant.

Operator

(Operator Instructions) At this time, next in queue is John Tumazos with John Tumazos Very Independent Research.

John Charles Tumazos - John Tumazos Very Independent Research, LLC - President and CEO

Thank you very much for the dividend. And I just want to congratulate you that about $3 of earnings disappoints people. I just think that's a wonderful achievement, that only $3 maybe. Could you explain the 3 straight down quarters at WAVE, if there's anything more than a strong dollar translating the overseas earnings a little less? And could you explain how you might apply the $227 million of current cash balances? And for my two cents' worth, there's nothing wrong with paying off debt. I think having leverage is overrated.

B. Andrew Rose - Worthington Industries, Inc. - CFO and EVP

Yes, I would say there's nothing systemic in WAVE. Their business continues to perform pretty well. They have had a little margin compression a year ago for a period of a couple of quarters. They had very high material spreads because of what happened with steel prices over a year ago getting very low. A little bit of that has come back. Their volume continues to improve. And I would also say the third quarter, as you know, John, for a lot of our businesses, just happens to be a seasonal low point. And I think WAVE is no different there. So I don't think I would expect that trend to continue that you're referencing there. And then the second part of your question on I think it relates to our cash balance is we have 3 tranches of long-term debt. The first that matures is in 2020 and then after that, it's 2024 and 2026. We could prepay that debt, but it has make whole penalties associated with it. So it's not particularly economic to do so. And frankly, the way we think about it, we like to have kind of a reasonably good base of long-term debt. We also like to have flexibility with short-term credit facilities. And because we have not done any acquisitions recently and we have not been buying back stock, we've basically accumulated cash. I would not expect that -- or say that our goal is to have a large cash balance going forward in perpetuity. Ultimately, we want to find good places to invest that cash, whether it be acquisitions, investing in capital equipment or buying back stock. So I would say that's a temporary phenomenon.

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MARCH 30, 2017 / 02:30PM GMT, WOR - Q3 2017 Worthington Industries Inc Earnings Call

Operator

The next question in queue will come from Martin Englert with Jefferies.

Martin John Englert - Jefferies LLC, Research Division - Equity Analyst

Wanted to see if you could speak to the -- any losses that are ongoing related to the Cylinders energy business and kind of the run rate that you're seeing there quarterly?

B. Andrew Rose - Worthington Industries, Inc. - CFO and EVP

Yes, I mean, our Oil & Gas business is still losing money so it is dragging down margins and earnings in the Pressure Cylinders segment. I will say that we believe that, that business has bottomed. Our comments -- Mark and I's comments that we're seeing some uptick in the activity more in the gas play than in the oil play. I mean, this is not a rocket ship. So I don't want people to get overly enthusiastic that suddenly the oil and gas business is going to be back to where it was 4 years ago. But capital budgets for the big exploration companies and other drillers for 2016 were virtually 0. In calendar 2017, they are starting to spend money. But they're doing it in a somewhat cautious manner in certain plays where I think the economics makes sense. So our goal is to get that business back to minimum EBITDA neutral as activity starts to pickup and then obviously get it back to profitability. We do believe in the long-term viability of that business. But right now, we're seeing, I would just call it modest improvement. But it gives us hope that the trend is in the right direction.

Martin John Englert - Jefferies LLC, Research Division - Equity Analyst

Okay, thanks for that detail. And then in the rest of your Cylinders business and perhaps this is due to the drag in Oil & Gas. But profitability per unit was quite a bit lower than it had been on recent run rate. Is this more due to consumer and industrial seeing incremental gains on volumes? Or is something else going on there?

Mark A. Russell - - Worthington Industries, Inc. – President and COO

Martin, that -- this is Mark. That per unit number is not meaningful for us at all. It's all mix related. We -- our price range for the Cylinders that we sell on a per unit basis ranges from under $2 to just shy of $1 million per unit. So you cannot look at it on a per unit basis. That's misleading. And I will tell you that we have not reduced prices for any Cylinders that I know of.

Martin John Englert - Jefferies LLC, Research Division - Equity Analyst

Has pricing come up for any products when you look at it year-on-year?

Mark A. Russell - - Worthington Industries, Inc. – President and COO

And in every case, we have been able to maintain or increase.

Operator

Next in queue is Charles Bradford with Bradford Research.

Charles Allen Bradford - Bradford Research, Inc. - President and Analyst

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MARCH 30, 2017 / 02:30PM GMT, WOR - Q3 2017 Worthington Industries Inc Earnings Call

With all these talks from the steel industry about their success in the trade cases, it looks like March imports are going to be up pretty dramatic. Do you have any theory as to what's happening?

Mark A. Russell - - Worthington Industries, Inc. – President and COO

Charles, we don't. As you know, our imports are very limited. We only import what we just cannot buy here basically. And it's very limited, very small, not material to our overall purchase. So we do not understand what's going on there and we'd look to you to explain that.

Charles Allen Bradford - Bradford Research, Inc. - President and Analyst

On a slightly different subject, what are you seeing now as far as pricing? There's been obvious -- pretty significant volatility in prices. What do you see for April or May?

Mark A. Russell - - Worthington Industries, Inc. – President and COO

The same thing you do. We see cash prices right now about $660, and we see the forward price around $600 as you get to the rest of the year. That's about what we're looking at, slight backwardation.

Operator

(Operator Instructions) And next in queue is a follow-up from Phil Gibbs with KeyBanc Capital Markets.

Philip Ross Gibbs - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

I just was curious in terms of some of the commentary on Transformation 2.0 and a lot of runway for improvement for the next several quarters and years. And particularly, it sounds like in Cylinders. Anything that you could give us in terms of color there or goals or targets? Or just help us frame it up a little bit better other than the qualitative commentary or what the big buckets could be?

Mark A. Russell - - Worthington Industries, Inc. – President and COO

I'd tell you that on a more specific basis, each time we look to transform something, we're looking for significant, non-incremental improvement. The kind of improvements we're after are a significant percentage. We want to dramatically increase the good stuff and dramatically decrease the bad stuff, and we are able to do that pretty consistently. And what that translates to on the bottom line is the kind of improvements that you see for us quarter-to-quarter but especially year-on-year. That's why our Chairman continually emphasizes the fact that we want to see year-on-year improvements given an apples-to-apples comparison in terms of volume. And we're, right now, being able to do that. We deliver that pretty consistently, and we're pretty confident we can do it going forward.

Philip Ross Gibbs - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

Should we be thinking about the most potential for improvement in that cylinder side, I would imagine?

B. Andrew Rose - Worthington Industries, Inc. - CFO and EVP

Yes. I mean, we believe there's improvement opportunities everywhere, whether it's Steel Processing, which really transformed well in our first run at it. But they're seeing lots of opportunities the second time around with kind of a different approach. The gains there probably aren't going to be as substantial, but they're still making some great strides there. And I would say with Pressure Cylinders, they did not succeed as well with the first transformation partly because of all the acquisition activity that we were doing. And so I would say this time around, we're really effectively trying to roll out, not only the first playbook from Transformation 1.0, but also the lean tools from 2.0. So I would say that with some recovery in a couple of their softer end markets really gives them the ability over the next couple of years to really drive what I would think would be pretty substantial, not only just margin improvement, but some of the return on capital metrics that Steel has achieved as well.

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MARCH 30, 2017 / 02:30PM GMT, WOR - Q3 2017 Worthington Industries Inc Earnings Call

Mark A. Russell - - Worthington Industries, Inc. – President and COO

Yes, Phil, for a little bit more color on that, I would steer you towards our capital base in the Steel Company. The inventories there we're running at are at an all-time low in terms of days whether you're looking back or forward. The days inventory that we have on hand is lower than it's ever been. And our delivery performance, our service levels to our customers, is higher than it's ever been and more consistent. So that's the kind of benefits that you should be looking forward to across the business.

Philip Ross Gibbs - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

Okay. And then larger question on capital allocation. Your current priorities right now in terms of maybe your top 2 or 3, which ones are the strongest maybe in terms of buybacks or acquisitions or organic CapEx is one part. And then the second part of that question is, do those capital allocation priorities at all change if there's a meaningful -- call it a meaningful change in the tax code?

B. Andrew Rose - Worthington Industries, Inc. - CFO and EVP

Yes, the second question is probably easy. I'm not sure, our priorities would change much at all with a change in the tax code. If there were a corporate tax reduction, we would benefit from that. That would be an increase in free cash flow for us. But I think the way we think about capital allocation has not changed much at all. We want to fund a nice steady dividend. We like increasing our dividend as the company's performance improves. We do fund -- and in fact, I was explaining to a group of our employees this morning, we fund our capital projects as we find good projects to fund as it relates to whether new plants, new equipment. We fund those. And we've been doing that the last 5 or 6 years, and we will continue to do that. And then the balance, other 2 categories that you mentioned, share buybacks, we like our stock. And we've continued to say this over the last 5 or 6 years as we've bought back a fair number of shares is the Transformation is really driving long-term sustainable improvements in our business. And if you believe what happened in the first Transformation is going to happen with the second one, then there's lots of upside opportunity for the company. And so that's where we get into continuing to buy back our stock even at higher levels than people might -- higher trading multiples than people otherwise might say. And then as it relates to M&A, we continue to believe that M&A is a good growth pillar for us. We haven't done anything lately and that's just a factor of having not found the right opportunity or getting it at the right price. But we continue to be active and have a pipeline of opportunities.

John P. McConnell - Worthington Industries, Inc. - Chairman of the Board and CEO

I think when we talk about Transformation currently, it's important to reemphasize that these are event-driven exercises. And so while the improvement is not incremental and it is dramatic, weighted against the earnings of the company, as we start and move forward, it's smaller on impact. But we're getting to the point, and this is the point I'm trying to make, that we have increased the number of teams that are deployed. And at this point, pretty dramatically. So instead of doing one event at a time, we can do 10. So that's the kind of build that we've been looking for, and we're starting to get there where we can be more effective across the company weighted against the earnings of the company. So it's really picking up steam, as Mark said, and excited about its future.

Operator

Next question is a follow-up from John Tumazos.

John Charles Tumazos - John Tumazos Very Independent Research, LLC - President and CEO

In terms of acquisition analysis, is the flow in any -- more in any one of your particular existing lines of business? Or are you looking at new lines of business? We're just trying to guess where the assets are going to be 2 years from now.

B. Andrew Rose - Worthington Industries, Inc. - CFO and EVP

Yes, I would say, John, that we're pretty selective in Steel, looking for higher value-added processing businesses, and there are fewer of those out there. We're actively looking. We have active conversations, but they're harder to come by. In Cylinders, there's probably just more raw opportunity globally, new products, new markets consolidating some of our existing businesses. That's where the lion's share of the activity has been and likely to be where it will be going forward. Our focus is on our core businesses. Actually WAVE has done a couple of smaller acquisitions. ClarkDietrich has done an acquisition. So focusing in our core and then we will selectively look outside. But if we do go outside of our core, there's likely to be smaller businesses where we buy them, get to know the business, the industry, and really buy it with the intent to build it as we get comfortable.

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Operator

And we have time for one more question, and that will be a follow-up from Martin Englert.

Martin John Englert - Jefferies LLC, Research Division - Equity Analyst

You had flagged a change in inventory holding from losses to likely gains for the current quarter here. Any guidance or I guess ballpark where that could come in at for the delta based on steel prices today?

B. Andrew Rose - Worthington Industries, Inc. - CFO and EVP

I'd love to give you guidance, but it's not an exact science to predict this, Martin. So what I would tell you is we're pretty comfortable based on the current trend in steel prices, some of which has already happened and where we are in the quarter there's going to be a gain in the next quarter. But the magnitude of that is still to be determined. But if -- I would say, at a minimum, you're moving to a place where there's a meaningful -- reasonably meaningful gain from where we are today in the loss column.

Martin John Englert - Jefferies LLC, Research Division - Equity Analyst

Okay. And was there or has there been any impact in the ClarkDietrich for inventory holding gains or losses more recently here?

B. Andrew Rose - Worthington Industries, Inc. - CFO and EVP

Was the question do they have them? Or are we including them?

Martin John Englert - Jefferies LLC, Research Division - Equity Analyst

No, have you seen any, in the most recent quarter here, ended?

B. Andrew Rose - Worthington Industries, Inc. - CFO and EVP

Yes, I mean, that business tends to follow what our Steel Company does. We don't calculate their FIFO gain or loss because we're really just reporting an equity income number. But their pattern would follow what's happening in the Steel Company.

Operator

Thank you. At this time, we'll turn the conference back over to our presenters for any closing comments.

John P. McConnell - Worthington Industries, Inc. - Chairman of the Board and CEO

Again, thank you all for joining us. The company is performing better than it ever has. I'm very excited about our future. We have a great team of people and we are all driven to get better. Thank you. We'll talk to you next quarter.

Operator

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MARCH 30, 2017 / 02:30PM GMT, WOR - Q3 2017 Worthington Industries Inc Earnings Call

Thank you very much. And ladies and gentlemen, that does conclude your conference call for today. We do thank you for your participation and for using AT&T's Executive TeleConference. You may now disconnect.

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